Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Prosperity Bancshares, Inc. on Form S-4 of our report dated March 24, 2005, relating to the financial statements of SNB Bancshares, Inc. appearing in the Annual Report on Form 10-K of SNB Bancshares, Inc. for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston, Texas

January 27, 2006